Exhibit 21.1

LIST OF SUBSIDIARIES OF SEITEL, INC.

	NAME OF SUBSIDIARY	INCORPORATED IN	100% OWNED BY

*	Datatel, Inc.	Delaware	Seitel Data Corp.

	DDD Energy, Inc.	Delaware	Seitel, Inc.

	Matrix Geophysical, Inc.	Delaware	Seitel, Inc.

*	N360X, L.L.C	Texas	Seitel Management, Inc.

	Olympic Seismic Ltd.	Alberta, Canada	SEIC Holdings Ltd.

	Seitel Canada Holdings, Inc.	Delaware	Seitel, Inc.

	Seitel Data Corp.	Delaware	Seitel, Inc.

	Seitel Data, Ltd.	Texas LP	99%-Seitel Data Corp. (LP), 1%-Seitel Delaware, Inc. (GP)

	Seitel Delaware, Inc.	Delaware	Seitel, Inc.

	Seitel IP Holdings, LLC	Delaware	33%-Seitel Solutions Canada, Ltd., 33%-Seitel Solutions, Ltd., 34%-Seitel International, CV

	Seitel International, Inc.	Cayman Islands	Seitel Data Corp.

	Seitel Management, Inc.	Delaware	Seitel, Inc.

	Seitel Offshore Corp.	Delaware	Seitel Data Corp.

	Seitel Solutions, Inc.	Delaware	Seitel, Inc.

	Seitel Solutions, LLC	Delaware	Seitel Solutions, Inc.

	Seitel Solutions, Ltd.	Texas LP	99%-Seitel Solutions, L.L.C. (LP), 1%-Seitel Solutions, Inc. (GP)

	Seitel Solutions Holdings, LLC	Delaware	Seitel Solutions, L.L.C.

	Seitel International, BV	Netherlands	Seitel International, CV

	Seitel International, CV	Netherlands	90%-SI Holdings, G.P., 10%-Seitel Solutions Holdings, LLC

	SI Holdings, G.P	Delaware	90%-Seitel Solutions, L.L.C., 10%-Seitel Solutions, Inc.

*	Vision Energy, Inc.	Delaware	19%-Seitel, Inc.

*	Dormant